Subject to completion, dated October 1, 2013

Preliminary Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated August 2, 2013)	Registration No. 333-189191

12,000,000 Shares

AMERICAN EAGLE ENERGY CORPORATION

Common Stock

$ per Share

We are offering 12,000,000 shares of our common stock, $0.001par value per share. We have granted the underwriters an option to purchase up to 1,800,000 additional shares of our common stock to cover over-allotments.

Our common stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.” The last reported sale price of our common stock on September 30, 2013 was $2.25 per share.

The aggregate market value of our outstanding common stock held by non-affiliates was approximately $135,468,121 based on 55,068,342 shares of outstanding common stock, of which are held by non-affiliates, and a per share price of $2.46, which was based on the closing sale price of our common stock on September 13, 2013.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount [(1)]	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional compensation details.]

The underwriters expect that the shares of common stock will be ready for delivery on or about October , 2013.

Joint Book-Running Managers

Co-Manager

The date of this prospectus supplement is , 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus, and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement, the accompanying prospectus, and any related free writing prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to or updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of our common stock and certain other information, some of which may not apply to this offering. To the extent that the information contained in this prospectus supplement conflicts with any information in the accompanying prospectus or in any document incorporated by reference, the information in this prospectus supplement shall control. The information in this prospectus supplement may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference carefully before deciding whether to invest in our common stock.

References to “we,” “us,” “our,” and “our company” in this prospectus supplement and the accompanying prospectus are to American Eagle Energy Corporation and its consolidated subsidiaries, unless the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify forward-looking statements by the use of forward-looking words, such as “expects,” “projects,” “predicts,” “believes,” “plans,” “anticipates,” “estimates,” “may,” “will,” “possible,” “goal,” “target,” “should,” or “intends” or the negative of those words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions, and financial trends that may affect our business, financial condition, liquidity, and results of operations. For a discussion of factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus supplement and the reports we file under the Exchange Act that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Forward-looking statements include, but are not limited to, statements about:

•	speculative nature of oil and natural gas exploration, particularly in the Bakken Shale and Three Forks formations on which we are focused;

•	substantial capital requirements and ability to access additional capital;

•	ability to meet the drilling schedule;

•	changes in tax regulations applicable to the oil and natural gas industry;

•	results of acquisitions;

•	relationships with partners and service providers;

•	ability to acquire additional leasehold interests or other oil and natural gas properties;

•	defects in title to our oil and natural gas properties;

•	inability to manage growth in our businesses;

•	ability to control properties that we do not operate;

•	lack of diversification;

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•	competition in the oil and natural gas industry;

•	global financial conditions;

•	oil and natural gas realized prices;

•	ability to market and distribute oil and natural gas produced;

•	seasonal weather conditions;

•	government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations; and

•	uninsured or underinsured risks.

Many of the important factors that will determine these results are beyond our ability to control or predict. In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus supplement, in the accompanying prospectus, or in any document incorporated by reference speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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SUMMARY

This summary highlights certain information about us, this offering, and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of us and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6.

Our Company

We are an exploration company engaged in the acquisition, exploration, and development of natural resource properties. Since 2005, we have been engaged in the exploration for petroleum and natural gas in the States of North Dakota, Colorado, Texas, Utah, and Nevada, the North Sea, and southeastern Saskatchewan, Canada, through the acquisition of contractual rights for oil and gas property leases and the participation in the drilling of exploratory wells. Our current primary area of focus is, and will be for the foreseeable future, oil deposits located within the Bakken and Three Forks formations in northwestern North Dakota and northeastern Montana.

We are primarily focused on drilling and completing wells located within our Spyglass Property, located in northwestern North Dakota, where we target the extraction of oil and natural gas reserves from the Bakken and Three Forks formations. We have successfully drilled and completed 20 Spyglass wells, in which we own significant working interests, and for which we serve as the operator. The net production to us from these wells was approximately 841 barrels of oil equivalent per day (“BOEPD”) during the quarter ended June 30, 2013. As of June 30, 2013, an additional five operated wells were drilled and cased and were awaiting completion. All five of these wells are expected to be completed and put on production by the end of October 2013. Our working interest in our Spyglass operated wells ranges from 14.06% to 50.00%, with an average of approximately 32%.

In addition, we have elected to participate as a non-operating working interest partner in the drilling of 72 wells within the Spyglass Property and areas within Divide County, North Dakota. As of June 30, 2013, 61 of these wells are producing. The net production to us from these wells was approximately 407 BOEPD during the quarter ended June 30, 2013. The remaining 11 wells are scheduled to be completed by the end of October 2013. Our working interest ownership in these non-operated wells ranges from 0.03% to 28.22%, with an average of approximately 5%.

We also operate three wells and participate as a non-operating working interest partner in a fourth well located in southeastern Saskatchewan, Canada. Our working interests in these four wells range from 50.00% to 100.00%. Though profitable from a cash flow perspective, the financial results stemming from the operation of our Canadian wells are significantly less favorable than those of our U.S. wells. Accordingly, we will continue to evaluate the performance of our Canadian wells going forward. Should circumstances dictate, we may elect to shut in our Canadian wells and/or seek to sell our interest in such wells in the future. No such determination has been made as of the date of this prospectus supplement.

In addition to our existing wells, we own undeveloped acreage interests in the Glacier Prospect, located in Toole County, Montana, and the Sidney North Prospect, located in Richland County, Montana.

We were incorporated in the State of Nevada on July 25, 2003 under the name “Golden Hope Resources Corp.” On November 7, 2005, we merged a newly formed wholly-owned subsidiary with and into us and changed our name to “Eternal Energy Corp.” On December 20, 2011, we merged a newly formed wholly-owned subsidiary with and into American Eagle Energy Inc., with American Eagle Energy Inc. surviving as our wholly-owned subsidiary. In connection with the 2011 merger, we changed our name to “American Eagle Energy Corporation.” Our principal executive office is located at 2549 W. Main Street, Suite 202, Littleton, Colorado 80120 and our telephone number at that address is (303) 798-5235. Our corporate website is www.americaneagleenergy.com. The information on our website is not part of this prospectus supplement.

Recent Developments

Purchase, Sale and Option Agreement. On August 12, 2013, we entered into a Purchase, Sale and Option Agreement (the “Initial PSO Agreement”) with our partner in the Spyglass and West Spyglass areas in Divide County, North Dakota (our “JV Partner”), which we amended on September 30, 2013 (the “First Amendment”), and subsequently amended again on October 1, 2013 (the “Second Amendment”; collectively, with the Initial PSO

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Agreement and the First Amendment, the “PSO Agreement”). Pursuant to the PSO Agreement, our JV Partner agreed to sell to us approximately 11,600 net acres in Spyglass with current production of approximately 625 BOEPD. Pursuant to the terms of the PSO Agreement, the Company will acquire 62.5% of the JV Partner’s working interest in its proved developed reserves and 37.5% of the JV Partner’s working interest in its undeveloped acreage.

The purchase price for our acquisition of the First Acquisition Interests (the “First Acquisition”) is $47 million, subject to certain adjustments for proceeds attributable to the operation of the First Acquisition Interests and related operating and capital expenses and taxes (the “First Acquisition Purchase Price”), all of which is payable at the closing of the First Acquisition (the “First Acquisition Closing”). The First Acquisition Closing, which, under the PSO Agreement, would need to occur not later than October 7, 2013, if at all (the “First Acquisition Closing Date”), is conditioned upon, among other things, our obtaining suitable financing in at least the amount of the First Acquisition Purchase Price, as adjusted. Subject to the satisfaction of certain conditions set forth in our Credit Agreement, dated August 19, 2013 (the “Credit Agreement”), with, among other parties, Morgan Stanley Capital Group Inc. (“Morgan Stanley”), including those conditions described in our Current Report on Form 8-K filed on August 23, 2013, and, as amended (see “Morgan Stanley Credit Agreement,” below), we plan on utilizing a term loan to be provided under the Credit Agreement in the principal amount not to exceed $40,000,000 to pay a majority of the First Acquisition Purchase Price. Effective upon the First Acquisition Closing, as one of the above-mentioned purchase price adjustments, we will receive the net revenues generated by the First Acquisition Interests relating back to June 1, 2013, which will reduce our effective price. The amount of such net revenues is not known as of the date of this prospectus supplement.

As of the First Acquisition Closing, we will acquire all of our JV Partner’s undivided interests stipulated in the PSO Agreement in and to the Property (as defined below), which will result in the First Acquisition Interests becoming vested in us. The “Property” includes undivided interests in and to (i) the oil, gas, and mineral leases and all other leases owned by our JV Partner covering any of the specified units or fields (the “Leases”) on the specified lands (the “Lands”) located in northwestern Divide County, North Dakota, (ii) all oil, gas, and condensate wells, and all water source, water injection, and other injection and disposal wells and systems located on the Leases or the Lands or used in connection therewith (collectively, the “Wells”), together with all equipment, facilities, and fixtures located on or used in developing or operating the Leases, the Lands, or the Wells, or producing, storing, treating, or transporting oil, gas, water, or other products or byproducts (collectively, the “Lease Property and Equipment”), (iii) permits, easements, and similar rights and interests applicable to or used in operating the Leases, the Lands, the Wells, or the Lease Property and Equipment (collectively, the “Permits and Easements”), (iv) all contracts and contractual rights and obligations that relate to the Leases, the Lands, the Wells, the Lease Property and Equipment, or the Permits and Easements (collectively, the “Related Contracts”), and (v) all other tangibles, miscellaneous interests, and other assets on or used in connection with the Lands, the Wells, the Lease Property and Equipment, the Permits and Easements, or the Related Contracts, including records, files, and other data.

We estimate, on a pro forma basis, after giving effect to the First Acquisition during our fiscal quarter ended June 30, 2013, (i) an increase in our average net production for such quarter from approximately 1,300 BOEPD to approximately1,925 BOEPD, (ii) an increase in our average working interest for such quarter from approximately 32% to 49% on our 14 contiguous drilling space units in a proved area within the Spyglass Property, and (iii) an increase in our total net acres in Spyglass from approximately 15,900 net acres to approximately 27,500 net acres.

The PSO Agreement also contains an option in favor of us (the “Option”), pursuant to which we have the option to purchase another approximately 6,900 net acres in Spyglass with current production of approximately 375 BOEPD (the “Second Acquisition”), with the purchased property and assets being identical in nature and equal in portion to the Property described above, for an additional $47 million, subject to certain adjustments for proceeds attributable to the operation of the Second Acquisition Interests (as defined below) and related operating and capital expenses and taxes (the “Second Acquisition Purchase Price”). The Second Acquisition would vest additional working and net revenue interests (the “Second Acquisition Interests”) in us, in the operated and non-operated wells and undeveloped acreage located within the same Spyglass Property area in northwestern Divide County, North Dakota. We may exercise the Option on or before March 31, 2014 assuming the First Acquisition Closing occurs on the First Acquisition Closing Date, by providing our JV Partner with 20 days advance written notice (the “Option Notice”). The Second Acquisition Purchase Price is payable at the closing of the Second Acquisition (the “Second Acquisition Closing”), the date of which is to be specified in the Option Notice. If we exercise the Option, effective upon the Second Acquisition Closing, as one of the above-mentioned purchase price adjustments, we will receive the net revenues generated by the Second Acquisition Interests relating back to June 1, 2013, which will reduce our effective price. The amount of such net revenues is not known as of the date of this prospectus supplement.

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We estimate, on a pro forma basis after giving effect to both the First Acquisition and the Second Acquisition during our fiscal quarter ended June 30, 2013, (i) an increase in our average net production for such quarter from approximately 1,300 BOEPD to approximately 2,300 BOEPD, (ii) an increase in our average working interest for such quarter from approximately 32% to 49% on our 14 contiguous drilling space units in a proved area within the Spyglass Property, and (iii) an increase in our total net acres in Spyglass for such quarter from approximately 15,900 net acres to approximately 34,400 net acres.

Pursuant to the PSO Agreement, (i) at the Second Acquisition Closing, our JV Partner and we will enter into a new joint operating agreement that will amend and replace in their entirety the current joint operating agreements between our JV Partner and us covering the Property, (ii) upon our payment of the First Acquisition Purchase Price to our JV Partner, we will have satisfied an undivided 50% of our obligations under the Original Carry Agreement, and (iii) upon our exercise of the Option and our payment of the Second Acquisition Purchase Price to our JV Partner, our obligations under the Original Carry Agreement will have been completely satisfied.

Carry Agreement and Farm-Out Agreement. Also on August 12, 2013, we and our wholly-owned subsidiary, AMZG, Inc., entered into a Carry Agreement (the “Carry Agreement”) with our JV Partner, pursuant to which:

•	we agreed to drill and complete up to five new Bakken oil and gas wells (the “Carry Wells”) to be located within the Spyglass Property, each to be developed and operated by us;

•	our JV Partner agreed to fund 100% of our working interest share of the drilling and completion costs of each of the Carry Wells, up to 120% of the authorization for expenditure amount for each Carry Well (i.e., the amount we identify with respect to each Carry Well or Subject Well (as defined below) as our best estimate of the total costs of drilling and completing such Carry Well or Subject Well) (the “AFE Amount”); and

•	we agreed to convey, for a limited duration, 50% of our revenue interest in the pre-payout revenues of each Carried Well and 50% of our working interest in the pre-payout operating costs of such Carried Well, to our JV Partner.

In the event that the gross drilling and completion cost of a Carry Well exceeds 120% of the AFE Amount, our JV Partner and we will share in the excess costs based on the party’s respective working interests on an after-payout basis. Pursuant to the terms of the Carry Agreement, at our JV Partner’s option, either (i) 50% of the proceeds of production attributable to each Carry Well will be conveyed to our JV Partner until the earlier of the date our JV Partner has recouped 112% of the carried drilling and completion costs of the Carry Well (the “Payout”) or the effective date of a Wellbore Assignment (as defined below) or (ii) 50% of our net revenue interest and working interest in each Carry Well and the associated interest in the proceeds of production attributable to such Carry Well will be conveyed to our JV Partner (the “Wellbore Assignment”) until the Payout occurs. In the event that the Payout has not occurred by the end of the second year of production for any Carry Well that has been completed, we have agreed to make a cash payment to our JV Partner in the amount of the shortfall. In the case of a Wellbore Assignment, once the Payout has occurred with respect to a Carry Well subject thereto, the conveyed working interest and net revenue interest and all associated interests subject to the Wellbore Assignment for that Carry Well will revert to us.

The Carry Agreement is effective as of June 1, 2013.

Also on August 12, 2013, we entered into a Farm-Out Agreement (the “Farm-Out Agreement”) with our JV Partner, pursuant to which:

•	we agreed to drill and complete up to six new Three Forks or Bakken oil and gas wells (the “Subject Wells”), to be located within the original Spyglass and West Spyglass sections of the Spyglass Property, each of which will be developed and operated by us;

•	our JV Partner agreed to fund 100% of our working interest share of the drilling and completion costs of each of the Subject Wells, up to 120% of the original AFE Amount; and

•	we agreed to convey, for a period of time, 100% of our net revenue interest in the pre-payout revenues of each Subject Well and 100% of our working interest in the pre-payout operating costs of each Subject Well, to our JV Partner, until our JV Partner has recouped 112% of the drilling and completion costs associated with such Subject Well.

In the event that the gross drilling and completion cost of a Subject Well exceeds 120% of the AFE Amount, our JV Partner and we will share in the excess costs based on the party’s respective working interests on an after-

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payout basis. Once our JV Partner has recouped 112% of the drilling and completion costs of a Subject Well, our JV Partner will convey 30% of our original working and net revenue interests in that Subject Well back to us.

The Farm-Out Agreement is effective as of June 1, 2013.

Morgan Stanley Credit Agreement. On August 19, 2013, we entered into a Credit Agreement with certain other parties thereto from time to time and Morgan Stanley Capital Group Inc., as the administrative agent for such parties. We disclosed that transaction in our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 23, 2013.

Effective as of the closing of this Offering, we will enter into a First Amendment to Credit Agreement (the “First Amendment”) with the original parties. The only material difference between the terms and conditions set forth in the Credit Agreement and those set forth in the First Amendment is a reduction from $33,000,000 to $23,500,000 in the (a) liquid investments required to be held by us in accounts subject to the deposit account control agreement with the Administrative Agent and our depository bank and (b) our working capital, in each case before and after giving effect to our borrowing of an additional $40,000,000 under the Credit Agreement and before and after giving effect to the purchase of certain additional interests in our Spyglass Project area.

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The Offering

Issuer	American Eagle Energy Corporation

Common stock offered by us	12,000,000 shares, $0.001par value (13,800,000 shares if the underwriters’ over-allotment option is exercised in full)

Common stock to be outstanding after this offering	67,068,342 shares (61,8068,342 shares if the underwriters’ over-allotment option is exercised in full)(1)

Use of proceeds	We expect that the net proceeds from this offering will be approximately $ million after deducting the underwriting discount and our estimated expenses (or approximately $ million if the underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds from this offering, along with cash on hand, cash flow from operations and additional borrowings under the Morgan Stanley credit facility, to fund the first half of our previously announced acquisition of oil and gas assets, a portion of our capital budget for the 12-month period from the date of this supplemental prospectus, and general corporate purposes, including working capital. Pending application for the foregoing purposes, we expect to invest the net proceeds from this offering in investment-grade, interest-bearing instruments.

Risk factors

An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus supplement and the reports we file with the SEC pursuant to the Exchange Act, incorporated by reference in this prospectus supplement and the accompanying prospectus, and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement.

Listing	Our common stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.”

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(1)	The number of shares of common stock to be outstanding after this offering is based on 55,068,342 shares of common stock outstanding as of October 1, 2013 and excludes 5,449,600 shares of common stock issuable upon the exercise of outstanding options and 1,046,456 shares of common stock available for future grant under our 2012 Equity Incentive Plan.

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RISK FACTORS

You should carefully consider the risks described below and the reports we file with the SEC pursuant to the Exchange Act, incorporated by reference herein, before making an investment in our common stock. The risks and uncertainties described below are not the only ones facing us and there may be additional risks that we do not presently know of or that we currently consider immaterial. All of these risks could adversely affect our business, financial condition, liquidity, and results of operations. As a result, the market price of our common stock may be adversely affected if any of such risks are realized.

Risks Related to This Offering and Our Common Stock

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We intend to use the net proceeds from this offering, along with cash on hand, cash flow from operations and additional borrowings under the credit facility, to fund the first half of our previously announced acquisition of oil and gas assets and our capital budget for 2013. Any remaining net proceeds will be used for general corporate purposes, including working capital. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

You will experience immediate and substantial dilution if you invest in this offering.

The offering price of the common stock that we sell pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. If the holders of outstanding options exercise those options at prices below the sale price in this offering, you will incur further dilution.

Trading of our stock may be restricted by the SEC’s “Penny Stock” regulations, which may limit a stockholder’s ability to buy and sell our stock.

The SEC has adopted regulations that generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers or “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with his or her spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in, and limit the marketability of, our common stock.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because one of the methods that we have used to finance our operations has been the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future could force us to reallocate funds from other planned uses and, if so, would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Trading in our common stock on the OTC Bulletin Board and OTC Markets Group, Inc.’s OTCQX tier has been volatile, making it more difficult for our stockholders to sell their shares or liquidate their investments with predictability.

Our common stock is currently quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which have been and will continue to be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of our exploration and development operations. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Any profitability in the future from our business will be dependent upon our ability to locate and develop additional reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any material revenues, we expect that we will need to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

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Re-sales of a substantial number of shares of our common stock in the public market after the 2011 Merger could materially adversely affect the market price of our common stock.

In connection with closing the 2011 Merger (as defined below), we issued to AEE Inc.’s stockholders approximately 36,476,539 shares of our common stock, substantially all of which will have no restrictions on resale. The re-sale of a substantial number of shares of our common stock may result in substantial fluctuations in the price of our common stock. In addition, the re-sale of a substantial number of shares of our common stock within a short period of time could cause our stock price to fall. The sale of those shares could also impair our ability to raise capital through sales of additional shares of our common stock.

Investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our management and directors.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of us.

We do not currently have a stockholder rights plan or any anti-takeover provisions in our Bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of us, which may result in a change in our management and directors.

Risks Related to Our Business / General Risks and Uncertainties

There is no assurance that we will operate profitably or will generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. In particular, additional capital may be required in the event that drilling and completion costs for further wells increase beyond our expectations, or that we encounter greater costs associated with general and administrative expenses or offering costs. The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plan.

We will depend heavily on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing exploration and development costs or, if capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

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If we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

Our success is significantly dependent on a successful acquisition, drilling, completion, and production program. We may be unable to locate recoverable reserves or operate on a profitable basis. If our business plan is not successful, and we are not able to operate profitably, our investors may lose some or all of their investment.

A portion of our properties are located in undeveloped areas. There can be no assurance that we will establish commercial discoveries on these properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. A number of our properties are in the exploration stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of these properties that do not have any proved developed or undeveloped reserves. For information about our proved reserves, please see Note 15 to our consolidated financial statements as of and for the years ended December 31, 2012 and 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2012.

The potential profitability of oil and gas ventures depends upon factors beyond our control.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events will likely materially affect our financial performance.

Adverse weather conditions can also hinder drilling and completion operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered that impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas that may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production, and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies that have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations, and necessary drilling and completion equipment and services, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage. This acreage may not become available or if it is available for leasing, we may not be successful in acquiring the leases. There are other competitors that have operations in areas of potential interest to us and the presence of these competitors could adversely affect our ability to acquire additional leases.

The marketability of natural resources will be affected by numerous factors beyond our control, which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources that may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, land tenure, land use and governmental regulations, including regulations concerning the importing and exporting of oil and gas, and

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environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state, and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. We are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities, which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations. For information about risks associated specifically with hydraulic stimulation, please see “Business – Hydraulic Stimulation” beginning on page 4 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies, or current administrative practices of any government body, organization, or regulatory agency in the United States or any other jurisdiction, may be changed, applied, or interpreted in a manner that will fundamentally alter the ability of our company to carry on our business. The actions, policies, or regulations, or changes thereto, of any government body, regulatory agency, or special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

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Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

On December 15, 2009, the U.S. Environmental Protection Agency (the “EPA”) published its findings that emissions of carbon dioxide, or CO2, methane, and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the Federal Clean Air Act. The EPA has adopted two sets of regulations under the existing Clean Air Act that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. In addition, in November 2010, the EPA expanded its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. Beginning in 2012 for emissions occurring in 2011, reporting of GHG emissions from such facilities is required on an annual basis.

In addition, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. The adoptions of any legislation or regulations that require reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with our operations, and such requirement also could adversely affect demand for the oil and natural gas that we produce.

Federal and state legislative and regulatory initiatives relating to hydraulic stimulation could result in increased costs, additional operating restrictions or delays, and inability to book future reserves.

Hydraulic stimulation is a process used by oil and natural gas exploration and production operators in the completion or re-working of certain oil and natural gas wells, whereby water, sand, and chemicals are injected under pressure into subsurface formations to stimulate natural gas and, to a lesser extent, oil production. We engaged third parties to provide hydraulic stimulation or other well stimulation services to us in connection with the well for which we are the operator and we expect to do so in the future for other wells. Hydraulic stimulation is typically regulated by state oil and natural gas agencies and has not been subject to Federal regulation. However, due to concerns that hydraulic stimulation may adversely affect drinking water supplies, the EPA has commenced a study of the potential adverse effects that hydraulic stimulation may have on water quality and public health, and a committee of the U.S. House of Representatives has commenced its own investigation into hydraulic stimulation practices. Additionally, legislation has been introduced in Congress to amend the Federal Safe Drinking Water Act to subject hydraulic stimulation processes to regulation under that Act and to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic stimulation process. If enacted, such a provision could require hydraulic stimulation activities to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping requirements, and meet plugging and abandonment requirements.

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In unrelated oil spill legislation being considered by the U.S. Senate in the aftermath of the April 2010 Macondo well release in the Gulf of Mexico, Senate Majority Leader Harry Reid has added a requirement that natural gas drillers disclose the chemicals that are pumped into the ground as part of the hydraulic stimulation process. Disclosure of chemicals used in the stimulation process could make it easier for third parties opposing hydraulic stimulation to initiate legal proceedings based on allegations that specific chemicals used in the stimulation process could adversely affect groundwater. Certain states and other agencies have adopted or are considering similar disclosure legislation, moratoria, or enforcement initiatives relating to hydraulic stimulation. Adoption of legislation or of any implementing regulations placing restrictions on, or imposing reporting and disclosure obligations regarding, hydraulic stimulation activities could impose operational delays, increased operating costs, and additional regulatory burdens on our exploration and production activities, which could make it more difficult to perform hydraulic stimulation, resulting in reduced amounts of oil and natural gas being produced and booked as reserves in the future, as well as increase our costs of compliance and doing business.

Our Bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, (i) actually and reasonably incurred and (ii) in a civil, criminal, or administrative action or proceeding to which such person is made a party by reason of such person being or having been one of our directors or officers.

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USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $ million after deducting the underwriting discounts and our estimated expenses (or approximately $ million if the underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds from this offering, along with cash on hand, cash flow from operations and additional borrowings under the Morgan Stanley credit facility, to fund the first half of our previously announced acquisition of oil and gas assets, a portion of our capital budget for the 12-month period from the date of this supplemental prospectus, and general corporate purposes, including working capital. Pending application for the foregoing purposes, we expect to invest the net proceeds from this offering in investment-grade, interest-bearing instruments.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from the offering.

DILUTION

Upon completion of the offering the net tangible book value per share of common stock (on a pro forma basis, calculated using the same methodology as “pro forma” column in Capitalization, below) will be approximately $ , or approximately % less than the offering price of $ per share of common stock.

Offering price per share	$

Net tangible book value per share as of June 30, 2013 (1,2)	$0.50

Net tangible book value per share after offering (1,2)	$

Increase to current stockholders in net tangible book value per share due to offering	$
Dilution per share to investors (3)	$

_________________________________________

(1)	After taking into account the $68,000,000 proceeds from the Initial Tranche A Loan of the transaction with the Morgan Stanley and the expenditures related thereto, the payment of certain of our trade payables, and the $10,000,000 in proceeds from the sale of 5 million shares of our common stock.

(2)	“Net Tangible Book Value” is the amount that results from subtracting our total liabilities, deferred costs, and intangible assets from our total assets.

(3)	“Dilution” is the difference between the offering price and the net tangible book value of the shares of common stock immediately after the offering.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013 (1) on an actual basis, (2) on a pro forma basis, after taking into account our August 2013 transaction with the Morgan Stanley and the $10,000,000 in proceeds from the sale of 5 million shares of our common stock (as set forth in more details in note 2 to the table), and (3) as adjusted to reflect estimated net proceeds from the sale by us of our common stock in the aggregate amount of $ million offered at a price to the public of $ per share, less estimated underwriting discount and offering expenses payable by us. You should read this table in conjunction with the “Use of Proceeds” and “Capitalization” sections in this prospectus supplement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and our unaudited financial statements and related notes for the period ended June 30, 2013, included in such Quarterly Report on Form 10-Q.

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	JUNE 30, 2013
	Actual	Pro-Forma (1)	As Adjusted (1,2)
BALANCE SHEET DATA
Current Assets	$40,935,976	$56,913,409

Total Assets	$134,251,004	$154,420,612

Current Liabilities	$92,584,547	$46,397,004
(including current portion of long-term debt)

Total Debt	$15,388,537	$68,000,000

Total Liabilities	$109,395,699	$122,087,731

Common Shares Outstanding	50,068,346	55,068,346

Total Stockholders’ Equity	$24,855,305	$32,332,881

(1)	After taking into account the $68,000,000 proceeds from the Initial Tranche A Loan of the transaction with the Morgan Stanley and the expenditures related thereto, the payment of certain of our trade payables, and the $10,000,000 in proceeds from the sale of 5 million shares of our common stock.

(2)	Gives effect to the issuance of 12,000,000 shares of Common Stock offered hereby at an offering price of $ per share and the application of the estimated net proceeds therefrom. Assumes no exercise of the underwriters’ over-allotment option. See “Use of Proceeds” and “Capitalization.”

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.” The last reported sale price of our common stock on September 30 , 2013 was $2.25 per share. On September 30, 2013, there were 42 record holders of our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by OTC Markets Group, Inc. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. Historical prices have been adjusted to reflect the effect of the 1.0-for-4.5 reverse stock-split that occurred on December 20, 2011.

	High	Low
Fiscal Year 2013
Third Quarter (through September 30, 2013)	$2.49	$1.63
Second Quarter	$2.20	$1.66
First Quarter	$2.15	$0.82
Fiscal Year 2012
Fourth Quarter	$0.88	$0.59
Third Quarter	$0.77	$0.60
Second Quarter	$0.95	$0.64
First Quarter	$1.40	$0.56
Fiscal Year 2011
Fourth Quarter	$1.75	$0.81
Third Quarter	$1.49	$0.81
Second Quarter	$2.03	$1.40
First Quarter	$1.89	$0.50

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

In this offering, we are offering 12,000,000 shares of our common stock (assuming the underwriter’s over-allotment option is not exercised). The following description does not purport to be complete and is subject to and qualified by our Articles of Incorporation, as amended, and our Bylaws, as amended, both of which are incorporated by reference. See also the description of certain material terms and provisions of our common stock described under “Description of Securities To Be Registered” starting on page 2 of the accompanying prospectus.

Our Articles of Incorporation authorize us to issue 194,444,445 shares of common stock, par value $0.001 per share. As of the date of this prospectus supplement, there were 55,068,342 shares of our common stock issued and outstanding, all of which are fully paid and non-assessable. There are approximately 5,449,600 shares of our common stock issuable upon exercise of outstanding stock options and 1,046,456 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan.

Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Pursuant to our Bylaws, the holders of a majority of the issued and outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum for any meeting of the stockholders. Directors are elected by a plurality of the votes cast at each annual meeting of the stockholders. Other matters to be voted on by our stockholders must be approved by the vote of a majority of the shares represented at the meeting at which there is a quorum and entitled to vote on such matter, unless the vote of a greater number or voting by classes is required by applicable law, our Articles of Incorporation or our Bylaws.

There are no preemptive, subscription, conversion, or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available and to share ratably in our assets upon liquidation.

Penny Stock Regulations

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9 of the Exchange Act. Penny stocks are generally equity securities with a market price of less than $5.00 per share other than securities registered on a national securities exchange provided that current price and volume information with respect to transactions in such securities is provided by the exchange. Our common stock is currently quoted on the OTC Bulletin Board and OTC Markets Group, Inc.’s OTCQX tier and is considered to be a penny stock under the Exchange Act. In September 2013, we updated the information that we had previously provided to the NYSE to list our common stock on the NYSE MKT. In September 2013, we also initiated the process, as an alternative, to list our common stock on The NASDAQ Capital Market LLC. No assurance can be given that we will be successful in our efforts to list our common stock for trading on the NYSE MKT or The NASDAQ Capital Market LLC. Until such time as the NYSE MKT listing application or The NASDAQ Capital Market LLC listing application has been approved and our shares are listed for trading on either the NYSE MKT or The NASDAQ Capital Market LLC, we expect that our common stock will continue to be quoted on the OTC Bulletin Board and OTC Markets Group, Inc.’s OTCQX tier and will remain covered by the penny stock rules. Further, even if we are successful in our efforts to list our common stock for trading on the NYSE MKT or The NASDAQ Capital Market LLC, under certain circumstances our common stock could remain subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

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•	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide to the customer prior to effecting any transaction in a penny stock:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock because it will continue to be subject to the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities and may discourage investor interest in our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Telephone (801) 272-9294, an independent stock transfer agency.

OTCBB and OTCQX Quotations

Our common stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.”

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriters listed below. Northland Securities, Inc. and Euro Pacific Capital Inc. are acting as the joint book-running managers of this offering. Subject to the terms of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares listed opposite its name below.

Underwriters	Number of Shares
Northland Securities, Inc.
Euro Pacific Capital Inc.
KLR Group, LLC
Total

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The underwriting agreement provides that the obligations of the underwriters are subject to various conditions. The nature of the underwriters’ obligations commits each underwriter to purchase and pay for all of the shares of common stock listed above next to such underwriter’s name if any are purchased.

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Northland Securities, Inc., as representative of the several underwriters, expects to deliver the shares of common stock to purchasers on or about October , 2013.

Over-Allotment Option

We have granted a 30-day over-allotment option to the underwriters to purchase up to a total of 1,800,000 additional shares of our common stock from us at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $ per share of common stock to other dealers. Employees and affiliates of the underwriters may purchase securities in the offering at the price to the public. After this offering, the offering price, concessions, and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us. In addition to the underwriting discounts, we have agreed to pay up to $150,000 of the fees and expenses of the underwriters, including up to $125,000 of the fees and expenses of counsel to the underwriters, arising out of this offering. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

Total
		Per Share		With Over-Allotment		Without Over-Allotment
Public offering price	$		$		$
Underwriting discount	$		$		$
Proceeds, before expenses, to us	$		$		$

We estimate that the total expenses of the offering that are payable by us will be $______ (excluding underwriting discounts and commissions). This includes the fees and expenses of the underwriters that we have agreed to pay as set forth above.

Indemnification of Underwriters

We will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

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No Sales of Similar Securities

The underwriters have required all of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Northland Securities, Inc. for a period of 90 days after the date of the final prospectus supplement.

The restrictions described in the immediately preceding paragraph do not apply to certain transfers, including transfers as a bona fide gift or gifts, transfers by will or intestate succession, or to any trust for the direct or indirect benefit of the director or officer or his or her immediate family, transfers to an entity’s affiliates and equity holders, provided that in each case any such recipient agrees to be bound by the terms of the restrictions described above, and the exercise of any stock options that expire during the period described above, to the extent necessary to fund the exercise price of the stock options and any withholding taxes resulting from such exercise. The restrictions also do not apply to the establishment of any plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided, that no sales of securities shall be made pursuant to the plan prior to the expiration of the restricted period.

We have agreed that for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Northland Securities, Inc., offer, sell, or otherwise dispose of any shares of common stock, except for the shares of common stock offered in this offering, awards to acquire shares of our common stock granted pursuant to our equity incentive plans existing on the date of the underwriting agreement, and shares of common stock issuable in connection with such awards.

The 90-day restricted period in all of the agreements described above is subject to extension if (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Northland Securities, Inc. waives the extension in writing. The restrictions in these agreements may be waived by Northland Securities, Inc. in its sole discretion.

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OTCBB and OTCQX Quotations

Our common stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

The transactions above may occur on the OTC Bulletin Board or the OTC Markets Group, Inc.’s OTCQX tier or otherwise. Neither we nor the underwriters make any representation or prediction as to the magnitude or effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the OTC Bulletin Board or OTCQX limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Additional Investment Banking Matters

From time to time in the ordinary course of business, the underwriters and certain of the underwriters’ affiliates have engaged, and may in the future engage, in investment banking transactions with us or our affiliates.

S-19

Online Marketing

The underwriters may facilitate the marketing of this offering online directly or through one of the underwriters’ affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus supplement.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Baker & Hostetler LLP, Costa Mesa, California. The underwriters have been represented in connection with this offering by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of American Eagle Energy Corporation and its subsidiaries as of December 31, 2012, and for the year then ended, incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance upon the report Hein & Associates LLP, Denver, Colorado, independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock being offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which form a part of the Registration Statement, do not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the Registration Statement and its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. We also file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The Registration Statement and our other SEC filings can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov. These materials may also be accessed on our website at www.americaneagleenergy.com. The information contained on our website is not a part of this prospectus supplement.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01, or 9.01 on Form 8-K or other information “furnished” to the SEC that is not deemed filed and not incorporated in this prospectus supplement, until the termination of the offering of securities described in this prospectus supplement. We hereby incorporate by reference the following documents:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 16, 2013;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 14, 2013, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 19, 2013;

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(c)	our Current Reports on Form 8-K filed with the SEC on August 23, 2013 and August 26, 2013; and
(d)	the description of our common stock contained in our Registration Statement on Form 10-SB, filed on August 18, 2004, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

American Eagle Energy Corporation

2549 W. Main Street, Suite 202

Littleton, Colorado 80120

Attention: Corporate Secretary

(303) 798-5235

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.americaneagleenergy.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

S-21

12,000,000 Shares

AMERICAN EAGLE ENERGY CORPORATION

Common Stock

$ per Share

________________________

Prospectus Supplement

October , 2013

22

PROSPECTUS

$100,000,000

Common Stock

We may offer and sell, from time to time, in one or more offerings, shares of our Common Stock. We may offer securities at an aggregate offering price of up to $100,000,000. Our Common Stock may be offered and sold in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we sell securities, a prospectus supplement will be provided that will contain specific information about the terms of any securities offered and the specific manner in which the securities will be offered. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution.”

Our Common Stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.” On July 22, 2013, the last reported sale price of our common stock was $1.70.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under “Risk Factors” included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2013.

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	2

USE OF PROCEEDS	2

DESCRIPTION OF SECURITIES TO BE REGISTERED	2

PLAN OF DISTRIBUTION	5

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	8

WHERE YOU CAN FIND ADDITIONAL INFORMATION	9

IMPORTANT INFORMATION INCORPORATED BY REFERENCE	9

LEGAL MATTERS	10

EXPERTS	10

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information By Reference” below. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you. See “Where You Can Find Additional Information” below.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference into this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and the prospectus supplement, before making an investment decision. Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us” and “our” refer to American Eagle Energy Corporation and our subsidiaries.

Our Company

We are an exploration company engaged in the acquisition, exploration and development of natural resource properties. Since 2005, we have been engaged in the exploration for petroleum and natural gas in the States of Nevada, Utah, Texas, Colorado, and North Dakota, the North Sea, and southeastern Saskatchewan, Canada, through the acquisition of contractual rights for oil and gas property leases and the participation in the drilling of exploratory wells. Our current primary area of focus is, and will be for the foreseeable future, oil deposits located within the Bakken and Three Forks formations in western North Dakota and eastern Montana.

We are primarily focused on drilling and completing wells located within our Spyglass Property, located in western North Dakota, where we target the extraction of oil and natural gas reserves from the Bakken and Three Forks formations. We have successfully drilled and completed 13 Spyglass wells, in which we own significant working interests, and for which we serve as the operator. An additional six operated wells have been drilled and cased and are awaiting completion. All six of these wells are expected to be completed and put on production during the second quarter of 2013. Our working interest in our Spyglass operated wells ranges from 17.81% to 50.00%.

In addition, we have elected to participate as a non-operating working interest partner in the drilling of 60 wells within the Spyglass Property and areas within Divide County, North Dakota. As of March 31, 2013, 46 of these wells are producing. The remaining 14 wells are scheduled for completion during the second quarter of 2013. Our working interest ownership in these non-operated wells ranges from 0.03% to 28.22%.

We also operate three wells and participate as a non-operating working interest partner in a fourth well located in southeastern Saskatchewan, Canada. Our working interests in these four wells ranges from 50.00% to 85.00%. Though profitable from a cash flow perspective, the financial results stemming from the operation of our Canadian wells are significantly less favorable than those of our U.S. wells. Accordingly, we will continue to evaluate the performance of our Canadian wells going forward. Should circumstances dictate, we may elect to shut in our Canadian wells and/or seek to sell our interest in such wells in the future. No such determination has been made as of the date of this registration statement.

In addition to our existing wells, we own undeveloped acreage interests in the Glacier Prospect, located in Toole County, Montana, and the Sidney North Prospect, located in Richland County, Montana.

We were incorporated in the State of Nevada on July 25, 2003 under the name “Golden Hope Resources Corp.” On November 7, 2005, we merged a newly formed wholly-owned subsidiary with and into us and changed our name to “Eternal Energy Corp.” On December 20, 2011, we merged a newly formed wholly-owned subsidiary merged with and into American Eagle Energy Inc., with American Eagle Energy Inc. surviving as our wholly-owned subsidiary. In connection with the 2011 merger, we changed our name to “American Eagle Energy Corporation.” Our principal executive office is located at 2549 W. Main Street, Suite 202, Littleton, Colorado 80120 and our telephone number at that address is (303) 798-5235. Our corporate website is www.americaneagleenergy.com. The information on our website is not part of this prospectus.

The Securities We May Offer

We may offer shares of our Common Stock with a total value of up to $100,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	aggregate principal amount or aggregate offering price;

•	voting or other rights; and

•	certain federal income tax considerations.

1

A prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.  However, no prospectus supplement or free writing prospectus shall offer a security that is not registered and described in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

We may issue shares of our Common Stock from time to time. Holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. In the event of a liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. There is a limited public market for our Common Stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision or acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including, without limitation, the risks described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we provide otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of our securities covered by this prospectus for general corporate purposes, including, but not limited to, acquisitions, capital expenditures, debt reduction and working capital.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our Common Stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of our Common Stock that we may offer under this prospectus. The following summary of our Common Stock is subject in all respects to the applicable provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation, as amended, and our Bylaws, as amended.

General

We are authorized to issue up to 194,444,445 shares of Common Stock with a par value of $0.001. As of July 22, 2013, we had 50,068,346 shares of outstanding Common Stock.

2

Dividend Rights

Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors.

No Conversion Rights, Sinking Fund Provisions or Redemption Rights

There are no redemption, conversion or sinking fund provisions applicable to our Common Stock.

Voting Rights; Quorum and Voting

Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our Common Stock will not have the right to cumulate votes in elections of directors.

Pursuant to our Bylaws, the holders of a majority of the issued and outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum for any meeting of the stockholders. Directors are elected by a plurality of the votes cast at each annual meeting of the stockholders. Other matters to be voted on by our stockholders must be approved by the vote of a majority of the shares represented at the meeting at which there is a quorum and entitled to vote on such matter, unless the vote of a greater number or voting by classes is required by applicable law, our Articles of Incorporation or our Bylaws.

Stockholder Action; Special Meetings

Our Bylaws provide that stockholders’ action can only be taken at an annual or special meeting of stockholders, or by written consent if such consent is signed by the holders of a majority of the shares entitled to vote with respect to the subject matter thereof. Our Bylaws provide that, except as otherwise required by law or our Articles of Incorporation, special meetings of the stockholders may be called at any time by our president or by our Board of Directors. In addition, a special meeting of the stockholders shall be called by our president at the request of the holders of not less than one-tenth of all outstanding shares entitled to vote on any issue at the meeting.

Board of Directors; Removal; Vacancies

Our Bylaws specify that the number of directors is to be determined by resolution of the Board of Directors, provided there is at least one and no more than nine directors total. Our Board of Directors is currently composed of five directors. We do not have a classified Board of Directors. Pursuant to our Bylaws and the NRS, a director serves until the next annual meeting and until his or her successor has been elected and qualified, until there is a decrease in the number of directors, or until his or her earlier death, removal or resignation.

Our stockholders may remove one or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal. The removal may be with or without cause unless the Articles of Incorporation provide that directors may only be removed for cause. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

Unless the Articles of Incorporation provide otherwise, if a vacancy occurs on the Board of Directors, the directors remaining in office shall fill the vacancy. If the directors remaining in office constitute less than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled by the Board of Directors before the vacancy occurs, but the new director may not take office until the vacancy occurs. The term of a director elected to fill a vacancy expires at the next stockholders’ meeting at which directors are elected. However, if his or her term expires, he or she shall continue to serve until his or her successor is elected and qualified or until there is a decrease in the number of directors.

Liquidation Rights

Upon our liquidation, dissolution and winding up, the holders of our Common Stock are entitled to share ratably in our assets which are legally available for distribution after payment of all debts and other liabilities.

Preemptive Rights

Our Common Stock has no preemptive or conversion rights or other subscription rights.

3

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Telephone (801) 272-9294, an independent stock transfer agency.

Listing

Our Common Stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.”

Anti-Takeover Effects of Certain Provisions of Nevada Law

As a Nevada corporation, we are also subject to certain provisions of the NRS that have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

The Business Combinations Act provides that specified persons who, with or through their affiliates or associates, own, or affiliates and associates of the subject corporation at any time within two years own or did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder, unless: (i) the combination or transaction by which such person first became an interested stockholder was approved by the board of directors before they first became an interested stockholder; or (ii) such combination is approved by: (x) the board of directors; and (y) at an annual or special meeting of the stockholders (not by written consent), the affirmative vote of stockholders representing at least 60% of the outstanding voting power not beneficially owned by such interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

The Control Share Acquisition Statute generally applies only to Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. This statute generally provides that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the disinterested stockholders of the corporation at a special or annual meeting. A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.” In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Amendment of Bylaws

The Board of Directors may amend or repeal our Bylaws unless: (i) the Articles of Incorporation or the NRS reserve this power exclusively to the stockholders, in whole or part; (ii) the stockholders, in adopting, amending, or repealing a particular Bylaw, provide expressly that the Board of Directors may not amend or repeal that Bylaw; or (iii) the Bylaw either establishes, amends or deletes a “supermajority” stockholder quorum or voting requirement, as defined in our Bylaws. Our stockholders may also amend or repeal our Bylaws at any annual or special meeting of stockholders.

4

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Common Stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

5

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers, agents, or remarketing firms may be changed from time to time. Underwriters, dealers, agents, and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents, or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

6

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers, or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

Our Common Stock is quoted on the OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQX tier under the symbol “AMZG.” If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the Common Stock on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of Common Stock, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

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Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering proceeds pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 in Item 1A. under “Risk Factors” and the risks detailed from time to time in our future SEC reports. These forward-looking statements include, but are not limited to, statements about:

•	history of losses;

•	speculative nature of oil and natural gas exploration, particularly in the Bakken Shale and Three Forks formations on which we are focused;

•	substantial capital requirements and ability to access additional capital;

•	ability to meet the drilling schedule;

•	changes in tax regulations applicable to the oil and natural gas industry;

•	results of acquisitions;

•	relationships with partners and service providers;

•	ability to acquire additional leasehold interests or other oil and natural gas properties;

•	defects in title to our oil and natural gas properties;

•	inability to manage growth in our businesses;

•	ability to control properties that we do not operate;

•	lack of diversification;

•	competition in the oil and natural gas industry;

•	global financial conditions;

•	oil and natural gas realized prices;

•	ability to market and distribute oil and natural gas produced;

•	seasonal weather conditions;

•	government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations;

•	uninsured or underinsured risks; and

•	material weaknesses in our internal accounting controls.

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Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and documents incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is http://www.sec.gov.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 16, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 14, 2013;

•	The description of our Common Stock contained in our Registration Statement on Form 10-SB, filed on August 18, 2004, including any amendment or report filed for the purpose of updating such description; and

•	Any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements and information statements.

To the extent that any information contained in any filings we have made or will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.  For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement.  With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

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These documents may also be accessed on our website at www.americaneagleenergy.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus. You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

American Eagle Energy Corporation

2549 W. Main Street, Suite 202

Littleton, Colorado 80120

Attention: Corporate Secretary

(303) 798-5235

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Baker & Hostetler LLP, Costa Mesa, California, will provide opinions regarding the validity of the shares of our Common Stock. Baker & Hostetler LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of American Eagle Energy Corporation and subsidiaries as of December 31, 2012, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report Hein & Associates LLP, Denver, Colorado, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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